Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 25 dated July 11, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-085

                     5.00% Callable Notes due July 15, 2014


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                              PROVISIONS RELATING TO THE NOTES

Principal Amount:        $3,478,000.00             Interest Rate:            5.00%

Price to Public:         100%                      Issuance Date:            July 14, 2005

Net Proceeds to Trust:   $3,427,569.00             Stated Maturity Date:     July 15, 2014

Agent's Discount:        1.45%                     Initial Interest Payment Date: January 15, 2006

CUSIP Number:            41659FEE0                 Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                       Regular Record Dates: 15 days prior to any
                                                   Interest Payment Date.
Optional Redemption: Yes [X] No [ ]                The Survivor's Option [X] is [ ] is not
Optional Redemption Date: July 15, 2007            available
  or any Interest Payment Date thereafter.         Annual Put Limitation: $1 million or 1%
Initial Redemption Percentage: 100%                Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                 Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                       [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                   amounts.

Securities Exchange Listing: None.                 Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:          FA-405085             Interest Rate:           5.00%

Contract Payment:           $3,478,015.00         Effective Date:          July 14, 2005

Deposit Amount :            $3,427,584.00         Stated Maturity Date:    July 15, 2014
(if different from Contract Payment)
Day Count Convention:       30/360                Initial Interest Payment Date:  January 15,
                                                  2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption: Yes [X] No [ ]               Survivor Option:  Under the Funding
Optional Redemption Date: July 15, 2007           Agreement, Hartford Life Insurance Company
July 15, 2007 or any Interest Payment Date        [X] is [ ] is not required to provide the Trust
thereafter.                                       with amounts it needs to honor valid
Initial Redemption Percentage: 100%               exercises of the Survivor's Option.

Annual Percentage Reduction: N/A                  Other Provisions Relating to the Funding
Redemption may be: [X] In whole only.             Agreement: None.
                   [ ] In whole or in part.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of July 14, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of July 14, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's: AA-             Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA



                                       2